COE Changes for 9.1.18 Version

The material changes to the Code (excluding minor administrative adjustments) include:

Standards of Conduct

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Global Whistleblower Procedures (page 2-14). The Whistleblower Procedures were enhanced. The procedures provide clarification and guidance to associates regarding the reporting of potential or actual violations of laws and regulations.

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Social Media (page 2-15). The Code was updated to reflect the recently adopted revised Social Media Policy. For associates, the new policy permits the liking and sharing of TRP content labeled with the appropriate code (e.g., #TRPAssociatesUS, #TRPAssociatesUK, etc.) as well as the sharing of any job vacancies posted on the corporate website.

Gifts and Business Entertainment Policy

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The Code was updated to reflect the business entertainment prior approval protocols implemented earlier in 2018 as a result of industry guidance received by the UK Financial Conduct Authority. The prior approval protocols are generally applicable to TRPIL Europe and TRPSWISS associates (page 3-4). Generally, non-meal business entertainment, such as attendance at sporting, cultural, or social events, is subject to prior approval.

Personal Securities Transactions Policy

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Cryptocurrency guidance has been adopted and is now provided on page 5-10. In general, any transaction in a cryptocurrency (e.g., bitcoin, ethereum, ripple, etc.) does not require prior clearance or reporting. However, any transaction in a publicly traded cryptocurrency tracker instrument does require prior clearance (by associates designated as Access Persons) and reporting.

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Transactions in Exchange-Traded Funds (ETFs) are no longer subject to prior clearance by associates designated as Access Persons. However, certain transactions in certain types of ETFs are prohibited by Access Persons. Associates are advised to contact Code Compliance for guidance or questions regarding the revised protocols (page 5-10) for transactions in ETFs.

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Prior Approval Requirement for New Securities Accounts (page 5-17). Due to recent industry regulatory guidance, all associates are now required to obtain prior approval to open a new securities account. Prior approval is obtained through myTRPcompliance, and instructions are located on the site’s homepage.

Privacy Policy

◾	The policy (page 8-1) was revised to reflect recent changes to global rules, regulations, and laws (e.g., Global Data Protection Regulation (GDPR)).